Exhibit 99.1

NEWS RELEASE	C2012-3
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST

Contacts

DST:

Kenneth V. Hager (816) 435-8603

Vice President and Chief Financial Officer

Media:

Matthew Sherman / Nicholas Lamplough

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investors:

Art Crozier / Jennifer Shotwell / Larry Miller

Innisfree M&A Incorporated

(212) 750-5833

FOR IMMEDIATE RELEASE – February 7, 2012	Page 1

DST SYSTEMS, INC. ANNOUNCES FOURTH QUARTER 2011

AND ANNUAL 2011 FINANCIAL RESULTS

KANSAS CITY, MO (February 7, 2012) – DST Systems, Inc. (NYSE: DST) reported consolidated net income attributable to DST (“DST Earnings”) of $41.8 million ($0.93 per diluted share) for the fourth quarter 2011 compared to $93.3 million ($2.00 per diluted share) for the fourth quarter 2010. DST Earnings for the year ended December 31, 2011 were $185.7 million ($4.01 per diluted share) compared to $318.5 million ($6.73 per diluted share) for the year ended December 31, 2010.

Taking into account certain non-GAAP adjustments explained herein, consolidated DST Earnings were $47.1 million ($1.05 per diluted share) for fourth quarter 2011 compared to $49.8 million ($1.07 per diluted share) for fourth quarter 2010, and $188.8 million ($4.07 per diluted share) for the year ended December 31, 2011 compared to $209.6 million ($4.43 per diluted share) for the year ended December 31, 2010.

The diluted EPS impact of non-GAAP adjustments for fourth quarter 2011 is summarized as follows:

Reported GAAP diluted EPS	$0.93
Restructuring of sales / marketing agreements of acquired business	0.10
Business development and advisory expenses	0.03
Employee termination expenses	0.01
Net realized and unrealized investment gains	(0.02)
Adjusted Non-GAAP diluted EPS	$1.05

FOR IMMEDIATE RELEASE – February 7, 2012	Page 2

Fourth quarter 2011 financial highlights, taking into account non-GAAP adjustments, were as follows:

•	Consolidated operating revenues (excluding out-of-pocket reimbursements) increased $32.4 million or 7.6% to $457.3 million as compared to fourth quarter 2010. Financial Services operating revenues increased $3.4 million or 1.2% from operating revenues of ALPS Holdings, Inc. (“ALPS”), acquired on October 31, 2011. Output Solutions operating revenues increased $27.4 million or 20.4% reflecting acquisitions of Lateral Group Limited (“Lateral”) in August 2011 and Newkirk Products, Inc. (“Newkirk”) in May 2011.

•	Income from operations decreased $4.2 million or 5.7% compared to fourth quarter 2010. The Company’s employee healthcare and retirement benefit costs were $7.6 million lower in fourth quarter 2011 as compared to fourth quarter 2010, of which $4.2 million and $3.4 million was included in the Financial Services Segment and Output Solutions Segment, respectively. The decrease in healthcare costs resulted from the absence of large healthcare claims and favorable health claims experience that was finalized in the fourth quarter. Based upon past history and the Company’s current employee benefit plan designs, the Company does not believe that this favorable experience will continue in 2012.

-	Financial Services income from operations decreased $10.2 million or 13.9% during the quarter to $63.0 million from lower mutual fund shareowner processing operating revenues, costs associated with the development of new business initiatives and $1.4 million of increased deferred compensation costs (the effect of which is offset in other income), which were partially offset by lower employee healthcare and retirement benefit costs.

-	Output Solutions income from operations increased $5.4 million during the quarter to $5.9 million from improvements in the North America operations and lower employee healthcare and retirement benefit costs.

-	Investments and Other income from operations increased $500,000 during the quarter to $2.2 million from higher operating revenues.

•	Equity in earnings of unconsolidated affiliates decreased $4.3 million over the prior year quarter due to declines in earnings at International Financial Data Services (“IFDS”) and other unconsolidated affiliates, which were partially offset by an increase in earnings at Boston Financial Data Services (“BFDS”). The decline in IFDS U.K. earnings was attributable to an increase in new business development and client conversion costs in 2011 and the release of an income tax valuation allowance that increased 2010 earnings.

•	Other income increased $3.4 million over the prior year quarter primarily from higher dividend income and unrealized appreciation on trading securities (offsetting the increase in deferred compensation expense in the Financial Services Segment).

•	The Company’s income tax rate was 36.6% for fourth quarter 2011 as compared to 35.7% in fourth quarter 2010 from increased tax expense related to the repatriation of certain international earnings, partially offset by tax credits resulting from the installation of solar panels.

FOR IMMEDIATE RELEASE – February 7, 2012	Page 3

Full year 2011 financial highlights, taking into account non-GAAP adjustments, were as follows:

•	Consolidated operating revenues were $1,740.5 million, an increase of $100.3 million or 6.1%, primarily from acquisitions in 2011 and a full year of the dsicmm Group operating revenues, which was acquired on July 30, 2010.

•	Consolidated income from operations was $279.0 million, a decrease of $29.5 million or 9.6%, mostly attributable to lower earnings in the Financial Services Segment.

•	Equity in earnings of unconsolidated affiliates was $25.0 million, a decrease of $11.4 million or 31.3% from earnings declines at IFDS U.K. as described above, BFDS from lower accounts serviced and IFDS L.P. from new client conversion costs.

•	The Company’s income tax rate was 34.3% in 2011, a decrease of 1.0% as compared to the 2010 tax rate of 35.3%.

Share-related and debt activity were as follows:

•	The Company had 44.1 million shares of common stock outstanding at December 31, 2011, a decrease of approximately 100,000 shares during the quarter and 2.2 million shares for the full year. During fourth quarter 2011, the Company repurchased approximately 130,000 shares of DST common stock for $5.9 million or $45.45 per share.

•	Average diluted shares outstanding for fourth quarter 2011 were 44.7 million shares, a decrease of 1.7 million shares, or 3.7%, from third quarter 2011 and a decrease of 2.0 million shares, or 4.3% from fourth quarter 2010. The decreases are mostly attributable to share repurchases during third quarter 2011.

•	As previously announced, DST's Board of Directors increased its share repurchase authorization by 2.0 million shares. This additional share repurchase authorization became effective January 1, 2012 and will expire on December 31, 2013. The Company has 2,050,000 shares authorized for repurchase.

•	Total stock options, restricted stock and restricted stock units (“equity units”) outstanding at December 31, 2011 were 5.0 million, of which 3.8 million were stock options, 100,000 were restricted stock and 1.1 million were restricted stock units. Equity units increased 600,000 units or 13.6 % from September 30, 2011 and decreased 700,000 units or 12.3% from December 31, 2010. The increase in equity units from September 30, 2011 is from new restricted stock units and stock options granted in fourth quarter 2011, partially offset by stock options that were exercised or expired during the quarter. The decrease in equity units from December 31, 2010 results from the exercise and expiration of stock options, partially offset by new equity grants.

•	During the quarter, DST paid a cash dividend of $15.4 million ($0.35 per share). For the full year, DST paid cash dividends of $31.6 million ($0.70 per share), an increase of $0.10 per share from 2010.

FOR IMMEDIATE RELEASE – February 7, 2012	Page 4

•	At December 31, 2011, the Company’s total debt outstanding was $1,380.3 million, an increase of $105.6 million as compared to September 30, 2011, primarily from the funding of the ALPS acquisition. Total debt increased $170.9 million during 2011.

Business development activities

ALPS Acquisition

On October 31, 2011, DST completed the previously announced acquisition of ALPS, a provider of a comprehensive suite of asset servicing and asset gathering solutions to open-end mutual funds, closed-end funds (“CEFs”), exchange-traded funds (“ETFs”) and alternative investment funds.

ALPS recorded $14.6 million of operating revenues during the two months ended December 31, 2011. ALPS was accretive to the Company’s fourth quarter 2011 earnings by approximately $0.02 per diluted share on a non-GAAP basis.

IOS Minority Interest Acquisition

In January 2012, DST acquired the remaining shares of its Innovative Output Solutions Limited (“IOS”) subsidiary for approximately $17.7 million making IOS a wholly-owned subsidiary.

Amortization Expense

Amortization expense recorded in fourth quarter 2011 from intangible assets (principally customer relationship assets and proprietary software) acquired was approximately $3.1 million comprised of $2.4 million in Financial Services and $700,000 in Output Solutions. Amortization expense from the 2011 acquisitions is projected to be $13.6 million ($10.6 million in Financial Services and $3.0 million in Output Solutions) in 2012.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature. Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items. Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.

Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s comparative operating performance for the periods presented.

FOR IMMEDIATE RELEASE – February 7, 2012	Page 5

The Company has also presented certain information about its real estate holdings and related financial results on a “funds from operations” (“FFO”) basis, which is defined as net income plus depreciation and amortization, including a pro-rata portion of depreciation and amortization of unconsolidated affiliates. The National Association of Real Estate Investment Trusts developed FFO as a non-GAAP financial measure of performance of an equity REIT. FFO is a widely used measure of the operating performance of real-estate companies and is typically provided by REITs as a supplemental measure to U.S. generally accepted accounting principles net income available to common shareholders and earnings per share. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs for the Company's real estate operations and should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that the Company is not a REIT, and that not all REIT's calculate FFO the way the Company has, so comparisons with REITs should be made with care. Management has provided this non-GAAP measure because it believes it will allow investors and other users of DST's financial statements to better understand the operating performance of DST’s real estate holdings.

DST defines Operating EBITDA as income from operations before depreciation and amortization. This supplemental non-GAAP liquidity measure is provided in addition to, but not as a substitute for, cash flow from operations. As a measure of liquidity, the Company believes Operating EBITDA is useful as an indicator of its ability to generate cash flow. Operating EBITDA, as calculated by the Company, may not be consistent with computation of Operating EBITDA by other companies. The Company believes a useful measure of the Output Solutions and Investments and Other Segments contribution to DST’s results is to focus on cash flow and DST’s management believes Operating EBITDA is useful for this purpose. A reconciliation of Output Solutions Segment and Investments and Other Segment income from operations to Operating EBITDA is included in schedules that accompany this earnings release. The non-GAAP adjustments to these reconciliations are described in the attached schedule titled “Description of Non-GAAP Adjustments”.

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods. DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP. Therefore, management typically uses non-GAAP measures in conjunction with GAAP results. Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments.”

FOR IMMEDIATE RELEASE – February 7, 2012	Page 6

Segment Results

Financial Services Segment

Operating revenues for the Financial Services Segment (excluding out-of-pocket reimbursements) for fourth quarter 2011 increased $3.4 million or 1.2% to $296.1 million as compared to fourth quarter 2010. ALPS contributed approximately $14.6 million of operating revenues after its acquisition on October 31, 2011. In addition, DST Global Solutions recorded higher software license fees and related services, and subaccounting operating revenues increased from higher volumes. These operating revenue increases were partially offset by lower mutual fund shareowner processing and DST HealthCare (comprised of Argus Health Systems and DST Health Solutions) revenues.

Operating revenues for mutual fund shareowner account servicing decreased from fourth quarter 2010 resulting from lower levels of registered accounts serviced primarily related to subaccounting conversions to non-DST platforms. Operating revenues increased over fourth quarter 2010 from higher subaccounting volumes and increased distribution support services.

The following table summarizes changes in U.S. mutual fund registered accounts and subaccounts (excluding accounts serviced by ALPS) serviced during the three months and year ended December 31, 2011 (in millions):

	Three Months Ended December 31, 2011	Year Ended December 31, 2011
Registered Accounts
Beginning balance	86.8	99.4
New client conversions	0.7	0.8
Subaccounting conversions to DST platforms		(1.0)
Subaccounting conversions to non-DST platforms	(2.2)	(13.4)
Conversions to non-DST platforms	(0.1)	(1.5)
Organic growth (decline)	(0.1)	0.8
Ending balance	85.1	85.1

Subaccounts
Beginning balance	14.4	14.3
Conversions from non-DST registered platforms		0.8
Conversions from DST's registered accounts		1.0
Conversions to non-DST platforms		(3.3)
Organic growth	0.2	1.8
Ending balance	14.6	14.6
Total accounts	99.7	99.7

Tax-advantaged accounts were 42.7 million at December 31, 2011, an increase of 300,000 accounts from September 30, 2011. Tax-advantaged accounts represent 50.2% of total registered accounts serviced at December 31, 2011, as compared to 48.8% at September 30, 2011.

As previously announced, the Company was advised by two of its existing clients that they intend to convert approximately 300,000 new registered accounts to DST’s platforms in early 2012.

FOR IMMEDIATE RELEASE – February 7, 2012	Page 7

As previously announced, the Company was informed by two clients affiliated with Bank of New York Mellon Corporation (“BNYM”), a competitor of DST, that they intend to convert to BNYM’s in-house platform by mid-2012. These two clients comprise approximately 8.4 million subaccounts and 800,000 registered accounts.

The actual number of registered accounts and subaccounts estimated to convert to and from various DST platforms, as well as the timing of those events, is dependent upon a number of factors. Actual results could differ from the Company’s estimates.

The following table summarizes changes in defined contribution participants serviced during the three months and year ended December 31, 2011 (in millions):

	Three Months Ended December 31, 2011	Year Ended December 31, 2011
Defined Contribution Participants
Beginning balance	4.4	4.5
Organic growth	0.2	0.1
Ending balance	4.6	4.6

Previously announced participant conversions totaling approximately 1.3 million participants are expected to occur in 2012 and 2013, with approximately 600,000 to occur in 2012.

DST HealthCare operating revenues decreased principally from lower volumes of claims processing. Pharmacy claims paid during fourth quarter 2011 were 91.4 million, a decrease of 4.3 million claims or 4.5% from the prior year quarter. Pharmacy claims paid during 2011 were 362.0 million, a decrease of 18.4 million claims or 4.8% from 2010. The decrease in pharmacy claims paid in fourth quarter 2011 and for the full year 2011 is associated with lower volumes processed. Covered lives using DST’s medical claim processing platforms were 22.6 million at both December 31, 2011 and September 30, 2011, a decrease of 300,000 covered lives or 1.3% from December 31, 2010. During fourth quarter 2011, DST HealthCare received client commitments representing approximately 14.0 million annual pharmacy claims. Full conversion activities related to these new clients are expected to be completed by second quarter 2012.

DST’s business process and document management revenues, including revenues associated with its AWD product, were essentially unchanged from fourth quarter 2010. Active AWD users at December 31, 2011 were 204,300, essentially unchanged from September 30, 2011 and an increase of approximately 3.0% from December 31, 2010.

DST Global Solutions (investment management) operating revenues during fourth quarter 2011 increased from higher professional services, software licenses and maintenance/support services.

Financial Services Segment software license fee revenues are derived principally from DST Global Solutions, DST Health Solutions and AWD. Operating revenues include approximately $11.7 million of software license fee revenues for fourth quarter 2011, a decrease of $2.4 million or 17.0% over the same period in 2010 reflecting lower medical claims license fee revenues, partially offset by higher investment management and AWD software license fee revenues. While license fee revenues are not a significant percentage of DST’s operating revenues, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

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Financial Services costs and expenses for fourth quarter 2011, excluding reimbursable operating costs, increased $12.6 million or 6.3% to $211.4 million. Market increases resulted in increased deferred compensation costs of $1.4 million. Absent deferred compensation, costs and expenses increased $11.2 million in fourth quarter 2011, primarily from the inclusion of ALPS. These cost increases were partially offset by $4.2 million of lower employee healthcare and retirement benefit costs mentioned above.

Business development and start-up costs for the insurance, brokerage and retirement businesses during the quarter were $7.4 million or $0.10 per diluted share. The Company anticipates that it will recognize $0.60 - $0.65 of after tax expense per diluted share of business development and start-up expenses for these businesses in 2012.

Financial Services depreciation and amortization increased $1.0 million in fourth quarter 2011. The increase in depreciation and amortization is primarily attributable to intangible asset amortization expense of $2.4 million from the 2011 Financial Services Segment acquisitions, of which ALPS was $1.1 million, which was partially offset by lower intangible asset amortization from DST Health Solutions from certain assets becoming fully amortized.

Financial Services Segment income from operations for fourth quarter 2011 totaled $63.0 million as compared to $73.2 million in fourth quarter 2010, a decrease of $10.2 million or 13.9%, primarily from lower mutual fund shareowner processing operating revenues and higher costs associated with new business initiatives, which were partially offset by $4.2 million of lower employee healthcare and retirement benefit costs. Operating margin for fourth quarter 2011 was 21.3% as compared to 25.0% for fourth quarter 2010.

Output Solutions Segment

The following table presents the financial results of the Output Solutions Segment for fourth quarter 2011 and 2010 (in millions):

	Three Months Ended December 31,
	2011			2010
	Operating	Operating	Operating	Operating	Operating	Operating
	Revenue	Income (Loss)	EBITDA	Revenue	Income (Loss)	EBITDA

North America	$108.2	$11.1	$19.3	$99.2	$2.9	$12.9

United Kingdom	53.8	(5.2)	(1.1)	35.4	(2.4)	0.2

Output Solutions Segment	$162.0	$5.9	$18.2	$134.6	$0.5	$13.1

The increase in Output Solutions Segment operating revenues (excluding out-of-pocket reimbursements) for fourth quarter 2011 of $27.4 million or 20.4% is mostly attributable to operating revenues from the acquisitions of Lateral and Newkirk. Out-of-pocket reimbursement revenues increased $8.0 million or 5.4% in fourth quarter 2011 to $155.8 million, mostly attributable to higher volumes.

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The following table sets out images produced and packages mailed (in millions):

	Three Months Ended
	December 31,
	2011	2010

Images Produced
North America	2,282.4	2,208.1
United Kingdom*	526.6	226.6
Output Solutions Segment	2,809.0	2,434.7

Packages Mailed
North America	509.5	502.0
United Kingdom*	181.1	43.9
Output Solutions Segment	690.6	545.9

* Excludes volumes for dsicmm in 2010

Output’s North America operating revenues increased $9.0 million or 9.1% in fourth quarter 2011 to $108.2 million principally from the Newkirk acquisition and from new client revenues. North America images produced during fourth quarter 2011 were 2.3 billion, a 3.4% increase over fourth quarter 2010. North America items mailed during fourth quarter 2011 were 509.5 million, an increase of 7.5 million items mailed or 1.5% as compared to the same period in 2010. The increase in items mailed was primarily the result of the acquisition of Newkirk and new client volumes, which were partially offset by lower volumes from existing clients.

North America income from operations was $11.1 million during fourth quarter 2011, an increase of $8.2 million from fourth quarter 2010, reflecting lower employee healthcare and retirement benefit costs of $3.4 million as mentioned above, seasonally higher earnings from Newkirk and lower staffing levels. Included in the quarter’s income from operations was approximately $300,000 of intangible asset amortization expense principally associated with the Newkirk acquisition. North America operating margin was 10.3% for fourth quarter 2011 as compared to 2.9% in fourth quarter 2010. Excluding the reduction of employee healthcare and retirement benefit costs previously mentioned, the North America operating margin was 7.1%. North America Operating EBITDA was $19.3 million, an increase of $6.4 million or 49.6% from fourth quarter 2010.

During fourth quarter 2011, Output Solutions received four new client commitments in North America representing, when fully transitioned, approximately 107.0 million of aggregate packages annually, based on current volume levels. Full conversion activities related to these new clients is expected to be completed in the second half of 2012.

Output’s United Kingdom operating revenues increased $18.4 million or 52.0% in fourth quarter 2011 to $53.8 million principally from the Lateral acquisition. United Kingdom images produced and items mailed during fourth quarter 2011 were 526.6 million and 181.1 million, respectively.

United Kingdom had a loss from operations of $5.2 million during fourth quarter 2011, an increase of $2.8 million from fourth quarter 2010. Included in the quarter’s loss was approximately $1.1 million of intangible asset amortization expense associated with the Lateral and dsicmm acquisitions, an increase of $500,000 as compared to fourth quarter 2010 from the Lateral acquisition. Lower than expected revenues and costs associated with consolidation of facilities to achieve synergies and efficiency contributed to the quarter’s loss. Output’s United Kingdom Operating EBITDA was negative $1.1 million, a decrease of $1.3 million from fourth quarter 2010.

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In January 2012, IOS announced it was reviewing its current cost structure in the United Kingdom in order to identify additional cost savings opportunities from the acquisition of Lateral. The Company expects to incur additional restructuring related charges in 2012 associated with actions resulting from this review.

Investments and Other Segment

Investments and Other Segment operating revenues increased $400,000 or 2.9% to $14.2 million for fourth quarter 2011 as compared to fourth quarter 2010 primarily due to higher rental activities. Income from operations increased $500,000 to $2.2 million primarily from higher operating revenues.

Review of DST’s U.S. Real Estate Holdings

The following table summarizes the square footage of real estate facilities wholly-owned by DST or owned through unconsolidated affiliates of DST as of December 31, 2011 (in millions):

	DST	Joint
	wholly-	venture-
	owned*	owned*

Occupied by DST and related affiliates	1.9	0.5

Occupied by third parties	1.4	2.4

Total	3.3	2.9

*	Amounts exclude square footage of wholly-owned data centers and a joint venture-owned 1,000 room convention hotel.

DST’s U.S. real estate holdings generated $0.08 diluted EPS for the quarter and $0.14 per share in diluted EPS for the year ended December 31, 2011. Fourth quarter 2011 diluted EPS benefitted from income tax credits of $1.2 million for installation of solar panels. The U.S. real estate operations had $4.9 million and $18.9 million of Operating EBITDA (defined as operating income plus depreciation and amortization) for the three months and year ended December 31, 2011, respectively.

DST also evaluates its real estate holdings on a “funds from operations” (“FFO”) basis, which is defined as net income plus depreciation and amortization, including a pro-rata portion of depreciation and amortization of unconsolidated affiliates. Using this methodology, for the three months and year ended December 31, 2011, DST’s real estate holdings had $8.1 million and $24.1 million, or $0.18 and $0.52 per diluted share, of FFO, respectively.

At December 31, 2011, consolidated U.S. real estate related debt was $111.9 million. DST’s pro-rata share of debt associated with joint venture real estate at December 31, 2011 was $193.7 million, substantially all of which is non-recourse debt.

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The following table sets forth the estimated total year-end real estate related debt comprised of consolidated U.S. debt plus DST’s pro-rata portion of joint venture debt for 2012-2016 (in millions):

Year	Amount

2012	$290.2
2013	269.0	*
2014	252.6	*
2015	237.3	*
2016	221.5	*

* The Company's syndicated real estate credit agreement, which had $105.2 million outstanding as of December 31, 2011, matures on September 16, 2013. The table assumes the Company refinances this loan in 2013 on terms consistent with existing terms in the current syndicated real estate credit agreement.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
BFDS	$3.5	$3.1	$12.5	$14.8
IFDS	2.7	7.0	15.7	22.1
Other	(1.1)	(0.7)	(3.2)	(0.5)
	$5.1	$9.4	$25.0	$36.4

DST’s equity in BFDS earnings for fourth quarter 2011 was $3.5 million, an increase of $400,000 as compared to fourth quarter 2010. While BFDS recorded increased earnings in fourth quarter 2011, earnings from average daily client cash balances had a negative impact on the quarter’s results. Average daily client cash balances invested by BFDS were $1.0 billion during fourth quarter 2011 compared to $1.2 billion during fourth quarter 2010 from lower levels of transaction activity. Average interest rates earned on the balances decreased from 0.19% in fourth quarter 2010 to 0.07% in fourth quarter 2011, which were not sufficient to cover banking and transaction fees.

DST’s equity in IFDS earnings for fourth quarter 2011 decreased $4.3 million as compared to fourth quarter 2010, primarily from lower earnings at IFDS U.K. The decrease in IFDS U.K. earnings was attributable to an increase in new business development and client conversion costs in 2011 and the release of an income tax valuation allowance that increased 2010 earnings. New business development and client conversion costs will negatively impact earnings in 2012.

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Shareowner accounts serviced by IFDS U.K. were 8.1 million at December 31, 2011, an increase of 100,000 accounts from September 30, 2011 and an increase of 1.0 million accounts from December 31, 2010. As previously announced, IFDS U.K. is in the process of converting two new clients with approximately 800,000 accounts by December 31, 2012. Shareowner accounts serviced by IFDS Canada were 10.1 million at December 31, 2011, a decrease of 100,000 accounts from September 30, 2011 and a decrease of 600,000 accounts from December 31, 2010. As previously announced, IFDS Canada is in the process of converting a new client which is expected to increase shareowner accounts serviced by approximately 1.7 million accounts in fourth quarter 2012.

DST’s equity in losses of other unconsolidated affiliates for fourth quarter 2011 increased $400,000 to $1.1 million as compared to fourth quarter 2010.

Other income, net

Other income, net during fourth quarter 2011 increased $3.4 million over fourth quarter 2010 to $9.1 million. The increase in other income is primarily attributable to higher dividend income and unrealized appreciation on trading securities (the effect of which is offset as an increase in costs and expenses in the Financial Services Segment). The higher dividend income is primarily attributable to State Street Corporation increasing its dividend to $0.18 per common share beginning in first quarter 2011 from $0.01 per common share in 2010.

Interest expense

Interest expense was $11.9 million for fourth quarter 2011, a decrease of $500,000 from fourth quarter 2010. The decrease is attributable to lower interest rates on the Company’s revolving credit agreements and accounts receivable securitization program, partially offset by higher weighted average debt amounts outstanding, including a new $125.0 million term loan facility for the ALPS acquisition, and from higher debt amounts outstanding at IOS associated with the issuance of new debt and from the assumption of debt in connection with the acquisition of Lateral.

Income taxes

The Company’s tax rate was 36.6% for fourth quarter 2011, an increase of 0.9% from fourth quarter 2010, principally from increased tax expense resulting from repatriation of certain international earnings, partially offset by tax credits for the installation of solar panels. Excluding the effect of any discrete period items, the Company expects its tax rate to be approximately 35.0% for 2012, but this rate will likely vary depending on the timing of estimated 2012 sources of taxable income (e.g. domestic consolidated, international, and/or joint venture).

* * * * *

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Safe Harbor Statement

Certain material presented in the press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future or that depend on future events, or (ii) statements about our future business plans and strategy and other statements that describe the Company’s outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as “may,” “will,” “would,” “should,” “potential,” “strategy,” “anticipates,” “estimates,” “expects,” “project,” “predict,” “intends,” “plans,” “believes,” “targets” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to, the risk factors and cautionary statements included in the Company’s periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release to reflect new information, future events or otherwise.

FOR IMMEDIATE RELEASE – February 7, 2012	Page 14

DST SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Operating revenues	$457.3	$424.9	$1,744.0	$1,713.6
Out-of-pocket reimbursements	166.1	155.8	644.7	614.9

Total revenues	623.4	580.7	2,388.7	2,328.5

Costs and expenses	528.5	485.1	1,994.9	1,848.5
Depreciation and amortization	36.5	36.0	131.6	135.4

Income from operations	58.4	59.6	262.2	344.6

Interest expense	(11.9)	(12.4)	(46.5)	(46.1)
Other income, net	11.4	73.9	38.7	141.7
Equity in earnings of unconsolidated affiliates	4.4	9.4	21.7	36.4

Income before income taxes and non-controlling interest	62.3	130.5	276.1	476.6
Income taxes	22.5	38.1	95.3	159.1

Net income	39.8	92.4	180.8	317.5
Net loss attributable to non-controlling interest	2.0	0.9	4.9	1.0

Net income attributable to DST Systems, Inc.	$41.8	$93.3	$185.7	$318.5

Average common shares outstanding	44.1	46.2	45.7	46.9
Average diluted shares outstanding	44.7	46.7	46.3	47.3

Basic earnings per share	$0.95	$2.02	$4.07	$6.78
Diluted earnings per share	$0.93	$2.00	$4.01	$6.73

FOR IMMEDIATE RELEASE – February 7, 2012	Page 15

DST SYSTEMS, INC.

STATEMENT OF REVENUES BY SEGMENT

(In millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues
Financial Services
Operating	$296.1	$292.7	$1,138.4	$1,156.7
OOP reimbursements	11.8	9.4	42.1	44.6
	$307.9	$302.1	$1,180.5	$1,201.3

Output Solutions
Operating	$162.0	$134.6	$609.8	$564.1
OOP reimbursements	155.8	147.8	607.0	575.8
	$317.8	$282.4	$1,216.8	$1,139.9

Investments and Other
Operating	$14.2	$13.8	$56.3	$57.8
OOP reimbursements	0.1	0.1	1.6	0.4
	$14.3	$13.9	$57.9	$58.2

Eliminations
Operating	$(15.0)	$(16.2)	$(60.5)	$(65.0)
OOP reimbursements	(1.6)	(1.5)	(6.0)	(5.9)
	$(16.6)	$(17.7)	$(66.5)	$(70.9)

Total Revenues
Operating	$457.3	$424.9	$1,744.0	$1,713.6
OOP reimbursements	166.1	155.8	644.7	614.9
	$623.4	$580.7	$2,388.7	$2,328.5

FOR IMMEDIATE RELEASE – February 7, 2012	Page 16

DST SYSTEMS, INC.

STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT

(In millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Income (loss) from operations
Financial Services	$53.3	$71.0	$240.0	$273.6
Output Solutions	4.9	(0.8)	21.2	78.8	*
Investments and Other	2.2	(8.5)	8.9	0.1
Elimination Adjustments	(2.0)	(2.1)	(7.9)	(7.9)
	$58.4	$59.6	$262.2	$344.6

* The Output Solutions Segment 2010 results include a significant contract termination payment.

DST SYSTEMS, INC.

OTHER SELECTED FINANCIAL INFORMATION

(In millions)

(Unaudited)

	December 31,	December 31,
Selected Balance Sheet Information	2011	2010

Cash and cash equivalents	$41	$140
Debt	1,380	1,209

	Year Ended December 31,
Capital Expenditures, by Segment	2011	2010

Financial Services	$65	$53
Output Solutions	25	18
Investments and Other	9	10

FOR IMMEDIATE RELEASE – February 7, 2012	Page 17

DST Systems, Inc.

Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information.”

The following items, which occurred during the quarter ended December 31, 2011, have been treated as non-GAAP adjustments:

•	Business development expenses (legal, accounting, investment banking and other professional fees) associated with business acquisitions, included in costs and expenses, in the amount of $1.4 million. The income tax benefit associated with these expenses was approximately $600,000. The business development expenses incurred during fourth quarter 2011 were associated with the completion of the ALPS transaction.

•	Business advisory expenses associated with an action by the DST Board of Directors to retain independent advisors to assist the Board with its ongoing review of DST’s business plan, assets and investment portfolio, included in costs and expenses, in the amount of $1.0 million. The income tax benefit associated with these expenses was approximately $400,000. The Company expects these services to continue for the next several quarters.

•	Restructuring cost associated with amending sales / marketing agreements of acquired businesses, included in costs and expenses, in the amount of $7.3 million. The income tax benefit associated with this expense was approximately $2.9 million.

•	Employee termination expenses of $1.0 million associated with reductions in workforce in the Output Solutions Segment, which were included in costs and expenses. The aggregate income tax benefit associated with these costs was approximately $300,000. These costs were incurred by Innovative Output Solutions Limited (“IOS”), a consolidated but not wholly-owned subsidiary of DST. Accordingly, a portion of this cost ($200,000) was attributable to the non-controlling interest.

•	Other net gain, in the amount of $2.3 million, associated with gains (losses) related to securities and other investments, which were included in other income, net. The income tax expense associated with this net gain was approximately $800,000. The $2.3 million of net gains on securities and other investments for fourth quarter 2011 was comprised of net realized gains from sales of available-for-sale securities of $3.0 million and net gains on private equity funds and other investments of $800,000, partially offset by other than temporary impairments on available-for-sale securities of $1.5 million.

•	Impairment of unconsolidated affiliate, in the amount of $700,000, included in equity in earnings of unconsolidated affiliates. The income tax benefit associated with this expense was approximately $200,000.

FOR IMMEDIATE RELEASE – February 7, 2012	Page 18

In addition to the items that occurred in the quarter ended December 31, 2011 as described above, the following items, which occurred during the nine months ended September 30, 2011, have been previously reported as non-GAAP adjustments:

•	Contract termination payment, net of certain costs, resulting from the termination of a Financial Services subaccounting client, in the amount of $2.0 million. The net contract termination gain was comprised of operating revenues of $3.5 million, partially offset by certain costs of $1.5 million that were included in cost and expenses. The aggregate income tax expense associated with this net contract termination gain was approximately $800,000.

•	Employee termination expenses of $5.4 million associated with reductions in workforce in the Financial Services Segment ($1.3 million) and the Output Solutions Segment ($4.1 million), which were included in costs and expenses. The aggregate income tax benefit associated with these costs was approximately $2.1 million.

•	Business development expenses (legal, accounting, investment banking and other professional fees) associated with 2011 business acquisitions, included in costs and expenses, in the amount of $1.9 million ($1.7 million in Financial Services and $200,000 in Output Solutions). The income tax benefit associated with these expenses was approximately $800,000.

•	Business advisory expenses associated with an action by the DST Board of Directors to retain independent advisors to assist the Board with its ongoing review of DST’s business plan, assets and investment portfolio, included in costs and expenses, in the amount of $800,000. The income tax benefit associated with these expenses was approximately $300,000.

•	Other net gain, in the amount of $14.9 million, associated with gains (losses) related to securities and other investments, which were included in other income, net. The income tax expense associated with this net gain was approximately $5.9 million. The $14.9 million of net gain on securities and other investments for the nine months ended September 30, 2011 was comprised of net realized gains from sales of available-for-sale securities of $18.8 million, partially offset by net losses on private equity funds and other investments of $1.6 million and other than temporary impairments on available-for-sale securities of $2.3 million.

•	Net loss, in the amount of $1.2 million, associated with the repurchase of senior convertible debentures, which was included in other income, net. The income tax benefit associated with this net loss was approximately $400,000.

•	Employee termination expenses at an unconsolidated affiliate, BFDS, associated with a reduction in workforce, included in equity in earnings of unconsolidated affiliates in the amount of $2.6 million. The income tax benefit associated with these expenses was approximately $300,000.

FOR IMMEDIATE RELEASE – February 7, 2012	Page 19

The following items, which occurred during the quarter ended December 31, 2010, have been treated as non-GAAP adjustments:

•	Employee termination expenses of $3.5 million associated with reductions in workforce in the Financial Services Segment ($2.2 million) and the Output Solutions Segment ($1.3 million), which were included in costs and expenses. The aggregate income tax benefit associated with these costs was approximately $1.3 million.

•	Expenses and net gains related to securities and other investments. Expenses were associated with a charitable donation of marketable securities in the amount of $10.2 million by the Investments and Other Segment, which was included in costs and expenses. The $27.1 million of net gains on securities and other investments, which were included in other income, net, for the fourth quarter 2010 was comprised of net realized gains from dispositions of available-for-sale securities of $25.2 million and net gains on private equity funds and other investments of $2.5 million, partially offset by other than temporary impairments on available-for-sale securities of $600,000. The aggregate income tax expense associated with the expenses and net gains was approximately $2.7 million.

•	Dividend income from a private equity investment of $46.5 million, which was included in other income, net. The gross amount of the dividend was $49.5 million, but approximately $3.0 million of the dividend was applied to the Company’s cost basis investment. Approximately 50% of the dividend was estimated to qualify for the dividends received deduction. The income tax expense associated with this dividend was approximately $11.7 million.

•	Net loss, in the amount of $5.4 million, associated with the repurchase of senior convertible debentures, which was included in other income, net. The income tax benefit associated with this net loss was approximately $2.1 million.

In addition to the items that occurred in the quarter ended December 31, 2010 as described above, the following items, which occurred during the nine months ended September 30, 2010, have been previously reported as non-GAAP adjustments:

•	Contract termination payment net of certain other costs resulting from the termination of a Financial Services subaccounting client, in the amount of $7.5 million. The net contract termination gain was comprised of operating revenues of $9.1 million, partially offset by certain other costs of $1.6 million that were included in costs and expenses. The aggregate income tax expense associated with this net contract termination gain was approximately $2.9 million.

•	Contract termination payment resulting from the termination of an Output Solutions client, in the amount of $1.3 million, included in operating revenues. The aggregate income tax expense associated with this contract termination gain was approximately $500,000.

•	Contract termination payment, net of termination benefit expenses and asset impairment charges resulting from the termination of an Output Solutions telecommunications client, in the amount of $58.4 million. The net contract termination gain was comprised of operating revenues of $63.0 million, partially offset by termination benefit expenses of $1.5 million that were included in costs and expenses and asset impairment charges of $3.1 million which are included in depreciation and amortization expense. The aggregate income tax expense associated with this net contract termination gain was approximately $22.8 million.

FOR IMMEDIATE RELEASE – February 7, 2012	Page 20

•	Employee termination expenses of $17.4 million associated with reductions in workforce in the Financial Services Segment ($12.1 million) and the Output Solutions Segment ($5.3 million), which were included in costs and expenses. The aggregate income tax benefit associated with these costs was approximately $6.9 million.

•	Other net gain, in the amount of $43.7 million, associated with gains (losses) related to securities and other investments, which were included in other income, net. The income tax expense associated with this net gain was approximately $17.0 million. The $43.7 million of net gain on securities and other investments for the nine months ended September 30, 2010 was comprised of net realized gains from sales of available-for-sale securities of $41.8 million and net gains on private equity funds and other investments of $2.6 million, partially offset by other than temporary impairments on available-for-sale securities of $700,000.

•	Dividend from a private equity investment of $8.3 million, which was included in other income, net. A portion of the dividend was estimated to qualify for the dividends received deduction. The income tax expense associated with this dividend was approximately $1.0 million.

•	Net loss, in the amount of $1.0 million, associated with the repurchase of senior convertible debentures, which was included in other income, net. The income tax benefit associated with this net loss was approximately $300,000.

•	An income tax benefit of approximately $2.3 million related to the release of a valuation allowance previously established on deferred income tax assets of DST Output Limited (U.K.) resulting from the acquisition of dsicmm Group. IOS was the beneficiary of this income tax benefit, and accordingly DST’s share of the benefit was 70.5% or $1.6 million. The remaining portion of the income tax benefit (29.5% or $700,000) was attributed to the non-controlling interest.

FOR IMMEDIATE RELEASE – February 7, 2012	Page 21

DST SYSTEMS, INC.

RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS

Three Months Ended December 31,

(Unaudited - in millions, except per share amounts)

	2011
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$58.4	$62.3	$39.8	$41.8	$0.93

Adjusted to remove:

Included in operating income:

Business development expenses - Financial Services	1.4	1.4	0.8	0.8	0.02
Business advisory expenses - Financial Services	1.0	1.0	0.6	0.6	0.01
Restructuring cost to amend sales / marketing agreements - Financial Services	7.3	7.3	4.4	4.4	0.10
Employee termination expenses - Output Solutions	1.0	1.0	0.7	0.5	0.01

Included in non-operating income:

Net gain on securities and other investments		(2.3)	(1.5)	(1.5)	(0.03)
Impairment of unconsolidated affiliate		0.7	0.5	0.5	0.01

Adjusted Non-GAAP income	$69.1	$71.4	$45.3	$47.1	$1.05

	2010
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$59.6	$130.5	$92.4	$93.3	$2.00

Adjusted to remove:

Included in operating income:

Employee termination expenses - Financial Services	2.2	2.2	1.4	1.4	0.03
Employee termination expenses - Output Solutions	1.3	1.3	0.8	0.8	0.02

Included in operating income and non-operating income:

Net gain on the disposition of securities and
other investments	10.2	(16.9)	(14.2)	(14.2)	(0.30)

Included in non-operating income:

Dividend from a private equity investment		(46.5)	(34.8)	(34.8)	(0.75)
Net loss on repurchase of convertible debentures		5.4	3.3	3.3	0.07

Adjusted Non-GAAP income	$73.3	$76.0	$48.9	$49.8	$1.07

Note:	See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

*	DST Earnings has been defined as "Net income attributable to DST Systems, Inc." (taking into account the net loss attributable to non-controlling interest).

FOR IMMEDIATE RELEASE – February 7, 2012	Page 22

DST SYSTEMS, INC.

RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS

Year Ended December 31,

(Unaudited - in millions, except per share amounts)

	2011
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$262.2	$276.1	$180.8	$185.7	$4.01

Adjusted to remove:

Included in operating income:

Contract termination payment, net - Financial Services	(2.0)	(2.0)	(1.2)	(1.2)	(0.03)
Employee termination expenses - Financial Services	1.3	1.3	0.8	0.8	0.02
Employee termination expenses - Output Solutions	5.1	5.1	3.2	3.0	0.06
Business development expenses - Financial Services	3.1	3.1	1.8	1.8	0.04
Business development expenses - Output Solutions	0.2	0.2	0.1	0.1
Business advisory expenses - Financial Services	1.8	1.8	1.1	1.1	0.02
Restructuring cost to amend sales / marketing agreements - Financial Services	7.3	7.3	4.4	4.4	0.10

Included in non-operating income:

Net gain on securities and other investments		(17.2)	(10.5)	(10.5)	(0.23)
Net loss on repurchase of convertible debentures		1.2	0.8	0.8	0.02
Employee termination expenses at unconsolidated affiliate		2.6	2.3	2.3	0.05
Impairment of unconsolidated affiliate		0.7	0.5	0.5	0.01

Adjusted Non-GAAP income	$279.0	$280.2	$184.1	$188.8	$4.07

	2010
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$344.6	$476.6	$317.5	$318.5	$6.73

Adjusted to remove:

Included in operating income:

Contract termination payment, net - Financial Services	(7.5)	(7.5)	(4.6)	(4.6)	(0.10)
Contract termination payment, net - Output Solutions	(59.7)	(59.7)	(36.4)	(36.4)	(0.77)
Employee termination expenses - Financial Services	14.3	14.3	8.7	8.7	0.18
Employee termination expenses - Output Solutions	6.6	6.6	4.0	4.0	0.09

Included in operating income and non-operating income:

Net gain on the disposition of securities and other investments	10.2	(60.6)	(40.9)	(40.9)	(0.87)

Included in non-operating income:

Dividend from a private equity investment		(54.7)	(42.1)	(42.1)	(0.89)
Net loss on repurchase of convertible debentures		6.4	4.0	4.0	0.09
Release of international income tax valuation allowance			(2.3)	(1.6)	(0.03)

Adjusted Non-GAAP income	$308.5	$321.4	$207.9	$209.6	$4.43

Note:	See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

*	DST Earnings has been defined as "Net income attributable to DST Systems, Inc." (taking into account the net loss attributable to non-controlling interest).

FOR IMMEDIATE RELEASE – February 7, 2012	Page 23

DST SYSTEMS, INC.

RECONCILATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA

OUTPUT SOLUTIONS SEGMENT

(Unaudited - in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Reported GAAP income (loss) from operations	$4.9	$(0.8)	$21.2	$78.8

Adjusted to remove:

Depreciation and amortization	12.3	12.6	46.7	47.8

Operating EBITDA, before non-GAAP items	17.2	11.8	67.9	126.6

Adjusted to remove:

Contract termination payment, net of expenses				(62.8)
Employee termination expenses	1.0	1.3	5.1	6.6
Business development expenses			0.2

Adjusted operating EBITDA, after non-GAAP items	$18.2	$13.1	$73.2	$70.4

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

FOR IMMEDIATE RELEASE – February 7, 2012	Page 24

DST SYSTEMS, INC.

RECONCILATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA

INVESTMENTS AND OTHER SEGMENT - U.S. REAL ESTATE OPERATIONS

(Unaudited - in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Reported GAAP income (loss) from operations	$2.2	$(8.5)	$8.9	$0.1

Adjusted to remove:

GAAP income (loss) from non U.S. real estate operations	(0.3)	(10.8)	(1.0)	(10.0)

U.S. Real Estate Operations GAAP income from operations	2.5	2.3	9.9	10.1

Adjusted to remove:

Depreciation and amortization	2.4	2.4	9.0	8.9

Operating EBITDA	$4.9	$4.7	$18.9	$19.0

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

FOR IMMEDIATE RELEASE – February 7, 2012	Page 25

DST SYSTEMS, INC.

RECONCILATION OF EARNINGS BEFORE INTEREST AND INCOME TAXES

TO FUNDS FROM OPERATIONS ("FFO") AND DILUTED EPS

INVESTMENTS AND OTHER SEGMENT - U.S. REAL ESTATE OPERATIONS

(Unaudited - in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Reported GAAP earnings before interest and income taxes	$8.1	$63.5	$39.9	$141.1

Adjusted to remove:

GAAP earnings from non U.S. real estate operations	5.2	62.0	29.5	130.7

Reported U.S. Real Estate Operations GAAP earnings before interest and income taxes	2.9	1.5	10.4	10.4

Less: interest expense	(1.5)	(1.5)	(6.2)	(6.6)
Less: income taxes on earnings above	2.2	(0.9)	2.2	(2.4)

Reported U.S. Real Estate Operations Net Income (Loss)	$3.6	$(0.9)	$6.4	$1.4

Reported U.S. Real Estate Operations Diluted EPS	$0.08	$(0.02)	$0.14	$0.03

Reported U.S. Real Estate Operations Net Income (Loss)	$3.6	$(0.9)	$6.4	$1.4

Adjusted to remove:

Depreciation and amortization	2.4	2.4	9.0	8.9

Pro-rata portion of depreciation and amortization of unconsolidated affiliates	2.1	2.2	8.7	9.1
U.S. Real Estate Funds From Operations	$8.1	$3.7	$24.1	$19.4

U.S. Real Estate Funds From Operations Diluted EPS	$0.18	$0.08	$0.52	$0.41

Note: See the use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.